Exhibit 10.1

CONCRETE LEVELING SYSTEMS, INC.

- and -

JERICHO ASSOCIATES, INC.

- and -

RONALD TASSINARI

- and -

THE SHAREHOLDERS OF JERICHO ASSOCIATES, INC.

_____________________________________________

PURCHASE AGREEMENT
_____________________________________________

 March 24, 2017

PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is entered into as of March 24, 2017,

AMONG:
CONCRETE LEVELING SYSTEMS, INC., a corporation incorporated under the laws of the state of Nevada,

("Buyer")

- and -

Jericho Associates, Inc., a corporation incorporated under the laws of the state of Nevada,

("Jericho" or the “Seller”)

- and -

RONALD TASSINARI, an individual residing in the City of ______________ in the State of ___________________,

("Tassinari")

- and -

Robert Tassinari

- and -

Rudy Prieto

- and -

RT Two, LLC

- and -

RSD FAM, LLC

(collectively with Ronald Tassinari, the "Jericho Shareholders")

AND WHEREAS, Buyer wishes to purchase from the Jericho Shareholders, and the Jericho Shareholders wish to sell to Buyer, all of the issued and outstanding equity interests in the capital of Jericho (the "Equity Purchase");

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
 INTERPRETATION

1.1 Interpretation.

In this Agreement:

(a)
Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(i)
“Accounts Receivable” means all commissions, trade accounts receivable and all trade debts due or accruing due to Jericho in respect of the Jericho Business, and the full benefit of all security therefor.

(ii)
"affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

(iii)
"Applicable Laws" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, regulatory policies, codes, guidelines, official directives, orders, rulings, judgments and decrees of any Governmental Authority and includes the common law.

(iv)
"Assets" means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

(v)	"Business" means any services associated with employment, recruitment or payroll services, content or technology.
(vi)	"Business Day" means any day which is not a Saturday, Sunday or a day on which banks in Nevada are authorized by Applicable Laws or executive orders to be closed.
(vii)	"Claim" means a claim for indemnification by the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively.
(viii)	"Closing" means the transfer of documents required to be exchanged in Paragraph 7 of this Purchase Agreement"
(ix)	Closing Date" means the date of this Agreement.

(x)	"Code" means the Internal Revenue Code of 1986, as amended from time to time.
(xi)	"Common Shares" means the common shares in the capital of Buyer.
(xii)
"Consent" means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any Customer or Governmental Authority.

(xiii)
"Contract" means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

(xiv)	"Direct Claim" means a Claim which originates pursuant to this Agreement and does not involve a Third Party Claim.
(xv)	"Disclosure Schedule" means, collectively, the Jericho Disclosure Schedule.
(xvi)	"Jericho Business" means the business of gaming, hospitality, entertainment and other industries as approved by the management of Jericho.
(xvii)	"Jericho Disclosure Schedule" means the Schedules dated as of the date of this Agreement from Jericho to Buyer in connection with this Agreement, and acknowledged by Buyer.
(xviii)	"Jericho Employment Agreement" means the employment agreement dated as of the Closing Date between Jericho or Buyer, and Tassinari.
(xix)	"Jericho Financial Statements" means the Jericho financial statements for the two years ended December 31, 2016 and 2015.
(xx)	"Jericho IP Assignment Agreements" none.
(xxi)	"Jericho Shareholders" has the meaning ascribed thereto in the recitals.
(xxii)
"Employee Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Sellers for the benefit of any employee or with respect to which Sellers has or may have any Liability.

(xxiii)
"Encumbrance" means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

(xxiv)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
(xxv)	"ERISA Affiliate" means any entity that would be deemed a "single employer" with Sellers under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
(xxvi)
"Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

(xxvii)
"Guarantee" means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

(xxviii)
"Hazardous Materials" means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under environmental laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(xxix)	"Holders" means, collectively, the Jericho Shareholders.
(xxx)
"Indebtedness" means (i) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (ii) capital lease obligations, (iii) obligations issued or assumed as the deferred purchase price of property or services and (iv) obligations in respect of surety bonds, letters of credit or other similar instruments.

(xxxi)
"Intellectual Property" means: (i) all inventions, arts, processes, compositions of matter, business methods, developments and improvements (whether or not patented or the subject of an application for patent, whether or not patentable and whether or not reduced to practice); and all improvements thereto; (ii) all patents, pending patent applications and rights to file patent applications for the inventions referred to in (i) above; all patent disclosures and invention disclosures; and all rights of priority, reissue, divisional, continuation or continuation-in-part applications, revisions, extensions and re-examinations in connection therewith; (iii) all trade-marks, trade dress, logos, trade names, business names, corporate names and domain names; all translations, adaptations, derivations and combinations thereof; all goodwill associated therewith; and all applications, registrations and renewals in connection therewith; (iv) all copyrightable works and all copyrights; and all applications, registrations and renewals in connection therewith; (v) all mask works and all integrated circuit topographies; and

all applications, registrations and renewals in connection therewith; (vi) all industrial designs; and all applications, registrations and renewals in connection therewith; (vii) all other intellectual and industrial property (whether or not registered or the subject of an application for registration and whether or not registrable); (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) all common law, statutory and contractual rights to the property and rights referred to in this definition."IRS" means the Internal Revenue Service.

(xxxii)
"Liability" means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

(xxxiii)
"Licensed Intellectual Property" means any Intellectual Property owned by a Person other than the Sellers and used by the Sellers pursuant to a license, sub-license, lease, sub-lease, royalty, conditional sale, strategic alliance or other similar arrangement in connection with the Sellers' Businesses.

(xxxiv)
"Loss" means any loss, injury, liability, damage, cost, expense (including legal expenses) or deficiency of any kind or nature, whether direct, indirect or consequential, suffered or incurred by a party indemnified pursuant to the terms of this Agreement, in connection with any Claim made by it hereunder, including in respect of any Proceeding, assessment, judgment, settlement or compromise relating thereto.

(xxxv)
"Material Adverse Change" means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition, property, assets, or liabilities (contingent or otherwise) of the Sellers Businesses or that would prevent or significantly impede the sale of the Purchased Equity or the transfer of the Governing Membership Interest or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(xxxvi)
"Order" means any final and non-appealable award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

(xxxvii)
"Organizational Documents" means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust, constating documents or other similar documents.

(xxxviii)	"Parties" means Buyer, Jericho, the Jericho Shareholders, and "Party" means any one of them.
(xxxix)
"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

(xl)
"Personal Information" means the type of information regulated by Applicable Laws and collected, used or disclosed by Sellers in connection with the Sellers’ Businesses, including information such as an individual's name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records, but does not include the name, title or business address or telephone number of an employee.

(xli)
"Proceeding" means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, quasi-criminal, administrative, regulatory, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

(xlii)	"Public Listing" has the meaning ascribed thereto in the Recitals.
(xliii)	"Purchase Price" has the meaning ascribed thereto in Section 3.1.
(xliv)	"Purchased Equity" means 100% of the equity interests issued and outstanding at the Closing Date in Jericho.
(xlv)	"Seller’s Businesses" means, collectively, the Jericho Business.
(xlvi)	"Services Agreement" means the services agreement to be executed by the Sellers in a form agreed to by the Sellers.
(xlvii)
"Tangible Personal Property" means all furniture and fixtures, together with all express and implied warranties by the manufacturers, sellers, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

(xlviii)
"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

(xlix)
"Tax Returns" means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

(l)	“Third Party Claim" means a Claim by an Indemnified Party which originates by reason of a Person (other than such Indemnified Party) making a claim against the Indemnified Party.
(li)
"Transaction Documents" means this Agreement, the agreements provided under Section 7.1(c) and all other contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

(b)	Headings. The inclusion of headings is for convenience of reference only and shall not affect the construction or interpretation hereof.
(c)	Gender and Number. Except where the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.
(d)	Including. Where the word "including" or "includes" is used, it means including or includes "without limitation".
(e)
Material. Where the term "material" or "materially" is used, it shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole, or would prevent or significantly impede the purchase or sale of the Purchased Equity and the transfer of the Governing Membership Interest or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(f)
No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party proposing any such language.

(g)
Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless expressly provided otherwise, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute, rule or regulation.

(h)	Currency. Except where expressly provided otherwise herein, all amounts are stated and shall be paid in United States dollars.
(i)
Time Periods. Except where expressly provided otherwise herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of the period is not a Business Day.

(j)
Accounting Principles. In this Agreement, except to the extent otherwise expressly provided, references to "GAAP", means, the generally accepted accounting principles in the United States so prescribed, recommended or promulgated from time to time by the Financial Accounting Standards Board, which are applicable as at the date on which any calculation made hereunder is to be effective. Unless otherwise defined herein, all financial terminology contained in this Agreement shall be interpreted in a manner which is consistent with GAAP. Notwithstanding anything to the contrary contained herein, in the event of an inconsistency or conflict between GAAP and any other accounting principles, practices or methodologies, GAAP shall prevail and govern to the extent necessary to remedy such inconsistency or conflict.

(k)
Knowledge. All references to the term "Knowledge" in this Agreement and the Transaction Documents means collectively, the actual knowledge of each Seller (as applicable) and Tassinari together with the knowledge which any of them would have had if they had made inquiries and investigations into the relevant matter that a reasonably prudent officer or investor of a corporate entity would have made in similar circumstances.

1.2 Entire Agreement.

This Agreement, the Settlement Agreement and Release, and the Transaction Documents constitute the entire agreement between the Parties pertaining to the transactions contemplated by this Agreement and the Transaction Documents. There are no representations, warranties, covenants, agreements, conditions, indemnities or other provisions, whether oral or written, express or implied, collateral, statutory or otherwise, relating to the transactions contemplated by this Agreement and the Transaction Documents, except as expressly contained in this Agreement and the Transaction Documents, and this Agreement and the Transaction Documents supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

1.3 Severability.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as near as possible to that of the invalid or unenforceable provisions that it replaces.

1.4 Amendments; Waivers; Investigations.

Except as expressly provided otherwise herein, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly provided otherwise herein. No investigation or waiver made by or on behalf of any Party shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party pursuant to this Agreement or any Transaction Document.

1.5 Governing Law.

This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of Nevada, without giving effect to conflict of laws principles.

ARTICLE 2

 EQUITY PURCHASE

2.1 Equity Purchase from Jericho.

At the Closing Time, the Jericho Shareholders sell, assign and transfer and Buyer shall purchase and acquire, free and clear of all Encumbrances, all of the Jericho Shareholders' respective right, title and interest in, to and under, or relating to, the Purchased Equity.

2.2 Loan  to Buyer.

Jericho agrees to loan to Buyer the sum of $168,197.00, within five (5) days after the closing of a transaction (post merger) whereby CLEV acquires a business opportunity or asset unrelated to the Buyer’s concrete leveling business. These funds shall be used exclusively to satisfy outstanding liabilities of Buyer and to pay the bill for services to Buyer’s current auditor for all services rendered through the Closing Date. The funds shall not include any bills of the current auditor for work requested by CLEV for services performed after the Closing Date or services involved in the transition of the company’s books and records to a new auditor.

ARTICLE 3
 PURCHASE PRICE AND PAYMENT

3.1 Purchase Price for Purchased Equity.

(a)
As consideration for the Equity Purchase, the Buyer agrees to deliver or cause the delivery of an aggregate of 7,151,416 Restricted Common Shares (“Restricted Shares”) to the Jericho Shareholders (the "Equity Purchase Price"), a portion of which shall be satisfied immediately on Closing in the following amounts:

(i)	Ronald J. Tassinari, 2,739,351 shares;
(ii)	Robert Tassinari, 2,739,351 shares;
(iii)	Rudy Prieto, 300,000 shares;
(iv)	RSD FAM LLC, 300,000 shares;
(v)	RT Two, LLC, 1,072,714 shares;
3.2 Tax Treatment of Equity Purchase and Interest Transfer.

The Parties agree that each of the Equity Purchase and the Interest Transfer is intended to qualify under Sections 368(a)(1)(B) of the Internal Revenue Code as a tax free transaction, and each Party agrees to execute and deliver such documents as may be reasonably requested by another Party to effectuate such intent.

Cancellation of Agreement.  If the seller is not successful in closing an acquisition involving at least one viable entity or business opportunity, in order to supplement the current operations of the business, within six months of the execution of this Agreement, or as mutually extended by the Buyer and Seller, this Agreement shall terminate.  In the event that this Agreement is cancelled, Buyer and Seller shall return any shares of stock received as part of this transaction within 10 days of the date that the cancellation becomes effective.  The Parties have also entered into a separate

Settlement Agreement and Release, which provides that upon the closing of an acquisition of a viable entity or business opportunity, the current concrete business operations, including all assets and liabilities of the concrete leveling business (but not expenses related to filing expenses, auditor expenses, executive salaries, or other expenses solely related to being a public entity), shall be transferred to Stark Concrete Leveling, Inc., and the Seller shall not have any liability or responsibility for the liabilities of the concrete leveling business as it relates to the manufacture and sale of concrete leveling units.

3.3 Location and Time of the Closing.

The Closing shall take place electronically at 11:59 p.m., EST, on the Closing Date, or such other time on the Closing Date as may be agreed upon in writing between Buyer and the Sellers (the "Closing Time").

3.4 Restriction on Restricted Shares.

The resale of the Restricted Shares shall be subject to the requirements of Rule 144 promulgated by the Securities and Exchange Commission, unless registered in an effective Registration Statement.

3.5 Withholding Taxes.

Notwithstanding any other provision in this Agreement, Buyer, as applicable, shall have the right to deduct and withhold Taxes from any payment to be made under this Agreement and any Transaction Documents if such withholding is required by any Applicable Laws and to collect all necessary Tax forms from any Seller or Holder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and any Transaction Document as having been delivered and paid to any Seller or Holder.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF JERICHO AND TASSINARI

Jericho and Tassinari represent and warrant, on a joint and several basis, to Buyer as follows and acknowledge that Buyer is relying upon the representations and warranties set forth below in connection with its purchase of the Purchased Equity. All representations shall be effective as of the Closing date.

4.1 Incorporation and Authority.

Jericho is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. Jericho has all requisite power and authority to own or lease and operate its properties and Assets and to carry on the provision of its services.

4.2 Power and Capacity.

(a)
Jericho has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)	Jericho and each Jericho Shareholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.
(c)
This Agreement has been duly authorized, executed and delivered by Jericho and each Jericho Shareholder and constitutes the valid and binding agreement of Jericho and each Jericho Shareholder and is enforceable against Jericho and each Jericho Shareholder in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law)).

4.3 Conflicts; Consents.

The execution and delivery by Jericho and the Jericho Shareholders of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents does not and will not:

(a)	violate any provision of the Organizational Documents of Jericho;
(b)
result in the creation of any Encumbrance upon the provision of any of Jericho's services, the Purchased Equity, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which Jericho is a party or by which the Purchased Equity are bound or affected;

(c)
result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or Order applicable to Jericho, the provision of any of Jericho's services or the Purchased Equity. There is no pending or, to Jericho's Knowledge, threatened Proceeding against Jericho or any of the Jericho Shareholders before any court or Governmental Authority, to restrain or prevent the consummation of the transactions or that might affect the right of Buyer to own and control the Purchased Equity; and

(d)	contravene any Applicable Law.
4.4 Subsidiaries.

Jericho does not have any subsidiaries or any other ownership interest in any Person, whether or not incorporated.

4.5 Right to Sell Purchased Equity.

The Purchased Equity represent 100% of the issued and outstanding securities in the capital of Jericho. The Jericho Shareholders are the sole registered legal holders and beneficial owners of the Purchased Equity with good and marketable title thereto, free of all Encumbrances. No third party has any right or option in respect of the Purchased Equity that could affect the ability of the Jericho Shareholders to transfer good and marketable title to the Purchased Equity to Buyer free and clear of all Encumbrances. Neither Jericho nor any Jericho Shareholder is a party to any shareholder agreement, member agreement, voting trust agreement or any other agreement or instrument which in any way limits or restricts the transfer to Buyer of any of the Purchased Equity.

4.6 Compliance with Laws.

Jericho is not now, and has never been in violation of any provision of any Applicable Law or Order applicable to Jericho or the provision of its services or its properties or Assets. Jericho has not directly or indirectly made any payment of funds to any Person, or received or retained any funds from any Person in violation of any Applicable Law. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Jericho of, or a failure on the part of Jericho to comply with, any Applicable Law in connection with the operation of the Jericho Business or may give rise to any obligation on the part of Jericho to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the operation of the Jericho Business. Neither Jericho nor Tassinari has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law in connection with the operation of the Jericho Business or any actual, alleged, possible or potential proceeding or obligation on the part of Jericho or Tassinari to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the operation of the Jericho Business.

4.7 Consents and Approvals.

No authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required by Jericho or any of the Jericho Shareholders in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the completion of the transactions contemplated by this Agreement and the Transaction Documents.

4.8 Licenses, Permits, Orders and Authorizations.

No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under Applicable Laws to permit Jericho to own, operate, use and maintain its Assets in the manner in which they are now operated and maintained and to conduct the Jericho Business.

4.9 Financial Statements.

The Jericho Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly, completely and accurately present the financial position of the Jericho Business and the results of its operations as of the dates and throughout the periods indicated. The Jericho Financial Statements are true, correct and complete in all respects and fairly present the financial position, assets and liabilities, results of operations of Jericho as of the dates thereof and for the periods covered thereby. The Jericho Financial Statements relate solely to the condition and results of Jericho, and not any activity of any of the Jericho Shareholders, except for amounts recorded as distributions to the Jericho Shareholders.

4.10 No Undisclosed Liabilities.

Jericho does not have any Liability (and there is no basis for any present or future Proceeding giving rise to any Liability), except for: (a) Liabilities set forth in the Jericho Financial Statements); and (b) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). Jericho has no Indebtedness and has not provided a Guarantee for any Indebtedness.

4.11 Tax Matters.

(a)
Jericho has timely filed all Tax Returns required Jericho under all Applicable Laws pertaining to Taxes and to which Jericho is subject and all such Tax Returns are accurate and complete in all respects.

(b)
Jericho has timely paid all Taxes in respect of the Jericho Business and the Purchased Equity which are capable of forming or resulting in an Encumbrance on the Purchased Equity or of becoming a Liability or obligation of Buyer.

(c)
Any and all Liabilities of Jericho for Taxes attributable to taxable years ending on or before the Closing Date, whether or not due as of the Closing Date, have been accrued as Liabilities on the Jericho Financial Statements and shall be the responsibility of Jericho and there are no Taxes outstanding as of the Closing Date.

(d)
No examination or audit of any Tax Return of Jericho is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Jericho has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.

(e)	There are no Proceedings pending against Jericho in respect of any Taxes in respect of the Jericho Business or the Purchased Equity, nor has any such event been asserted or threatened against Jericho.
(f)	There are no Encumbrances related to Taxes outstanding against any of the Purchased Equity other than for Taxes not yet due and payable.
4.12 Litigation.

There is no Proceeding against or involving Jericho (whether in progress or threatened) and no Proceeding has ever been commenced against Jericho. No event has occurred which might give rise to any Proceeding and there is no judgment, decree, injunction, rule, award or order of any Governmental Authority to which Jericho is subject.

4.13 Corrupt Practices.

Neither Jericho nor, to the Knowledge of Jericho, any officer, director, employee, advisor or agent of Jericho, has made any payment, directly or indirectly, on behalf of or to the benefit of Jericho, in violation of any Applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature with respect to the conduct of the Jericho Business, including the Foreign Corrupt Practices Act (U.S.), and Jericho has instituted and maintains policies and procedures designed to ensure continued compliance with such Applicable Laws.

4.14 Absence of Certain Changes or Events.

Since incorporation, Jericho has conducted the Jericho Business only in the ordinary course of business, consistent with past practice and, without limiting the generality of the foregoing, since incorporation: (a) the Jericho Business has not incurred or suffered a Material Adverse Change and no fact or condition has occurred or exists or is contemplated or threatened which might reasonably be expected to result in any such Material Adverse Change; and (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of any of Jericho's Assets.

4.15 Contracts.

Except as disclosed in Schedule 4.155 to the Jericho Disclosure Schedule, and except for any agreements governing the issuance of shares in connection with this Agreement, Jericho is not a party to or bound by or subject to a Contract of any kind. Correct and complete copies of all written Contracts disclosed in Schedule 4.15 to the Jericho Disclosure Schedule and summaries of the terms of all oral contracts have been made available to Buyer. The Contracts disclosed in Schedule 4.15 to the Jericho Disclosure Schedule are a legal, valid obligation of Jericho and:

(a)	each other Person party thereto, binding and enforceable against Jericho and, each other Person party thereto, in accordance with its terms;
(b)
no such Contract has been terminated and neither Jericho, nor, any other Person is in breach or default thereunder, no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification in any manner adverse to Jericho, or acceleration thereunder;

(c)	no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any such Contract except as expressly set forth in such Contract;
(d)	no party to any Contract intends to cancel, terminate or exercise any option under any Contract; and
(e)	Jericho has not made any prior assignment of any such Contract or any of its rights or obligations thereunder.
4.16 No Default.

Jericho is not in violation or breach of, or default under, and there exists no event, condition or occurrence which, with notice or passage of time or both, would constitute a default under, or give rise to any termination rights under, any provision of any Contract, license, concession, franchise, permit or grant with respect to the Jericho Business to which Jericho is a party or by which it is bound or is subject or of which it is a beneficiary.

4.17 Insurance.

Jericho has not and has never held any insurance policies in respect of its Assets or the Jericho Business.

4.18 Employee Plans; ERISA.

Jericho currently does not and never has established an Employee Plan of any kind. Jericho does not have any Liability with respect to any Person under Title IV of ERISA.

4.19 Employees.

Jericho does not have, nor has it ever had at any point since incorporation, any employees.

4.20 Employment Matters.

Jericho:

(a)
is not a party to or bound by any oral or written Contract or policy for the employment or retainer of any individual, including any Contract with directors, officers, employees, independent contractors or agents;

(b)	is not a party to or bound by any oral or written Contract or policy providing for severance, termination, retention, change of control or similar payments;
(c)
does not employ any employees in the Jericho Business who are bound by a written Contract that includes a post-employment covenant not to compete against the Jericho Business, solicit Customers of the Jericho Business or solicit employees of the Jericho Business;

(d)
is not a party to or bound by any collective bargaining agreement, collective labor agreement or other contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, employee association or other organization or body with which any of its employees are involved (collectively, "labor representatives") and no labor representatives hold bargaining rights with respect to any employees of the Jericho; and there are no current or, to the Knowledge of Jericho, threatened attempts to organize or establish any bargaining rights for any labor representatives with respect to Jericho;

(e)	since its incorporation, has not had any complaint, grievance, claim, work order or investigation filed, made or commenced against it pursuant to any Applicable Laws;
(f)
is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors employed or engaged in the Jericho Business;

(g)	is not the subject of any ongoing or current Proceedings regarding employment matters; and
(h)	is not aware of any circumstance that could give rise to any claim by a current or former employee of Jericho for compensation on termination of employment.

4.21 Consultants.

Jericho does not have any consultants, contractors, including independent sales agents.

4.22 Non-Arm's Length Transactions.

(a)
Except for usual compensation paid in the ordinary course of business, consistent with past practice, Jericho has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to any employee or any Person not dealing at arm's length with, or any affiliate of, any employee.

(b)	Jericho is not a party to any Contract with any employee or with any Person not dealing at arm's length with, or any affiliate of, any employee.
(c)	Jericho is not a party to any Contract with any Jericho Shareholder, nor any Person not dealing at arm's length with Jericho.
4.23 Owned Real Property.

Jericho does not: (a) currently own or lease any real property; and (b) has never owned or leased any real property; that has been used in connection with the Jericho Business.

4.24 Intellectual Property.

(a)	Jericho does not currently own, license or hold any right to any intellectual property, other than its corporate name.
(b)	Since incorporation, Jericho has d/b/a or operated only under the trade names "Jericho" and "Jericho Associates, Inc."
4.25 Computer Systems.

Jericho does not have: (i) any machinery, equipment, parts and accessories that are or includes computer or communications hardware owned or operated by or on behalf of Jericho in connection with the Jericho Business; (ii) any Intellectual Property that is computer software (including, where applicable, documentation, source code and back-ups) owned or used by or on behalf of Jericho in connection with the Jericho Business, whether stored on or off-site; (iii) any permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises relating to computer systems; or, (iv) any Contracts relating to computers system.

4.26 Sufficiency of Assets.

Jericho’s Assets are sufficient to carry on the Jericho Business, consistent with past practice and constitute all of the Assets owned or used by Jericho in conducting the Jericho Business. Following Closing, Buyer will have ownership, possession or use of all or substantially all of the Assets that can reasonably be regarded as being necessary for Buyer to be able to carry on the Jericho Business.

4.27 Assets in Good Condition.

All the physical Assets and Tangible Personal Property comprising Jericho’s Assets are in good operating condition and in a state of good maintenance and repair having regard to the use to which Jericho’s Assets are put and the age thereof. There are no facts or conditions affecting Jericho’s Assets which could interfere in any respect with the use, occupancy or operation of any of Jericho’s Assets as currently used, occupied or operated.

4.28 Accounts Receivable.

Jericho has no accounts receivable

4.29 Inventory; Product Warranties and Claims.

(a)	Jericho has no inventory, finished goods, work in process or raw materials.
(b)
Jericho has not given any written or oral product warranty, express or implied, and no product warranty or product liability claim (or claim in the nature thereof) against Jericho in respect of the products manufactured or sold in respect of the Jericho Business has been made or threatened since Jericho’s incorporation, nor do facts or circumstances exist that could reasonably be expected to result in any such claim. Jericho has not made a product warranty or liability claim (or claim in the nature thereof) against any supplier thereto in respect of the products manufactured or sold in respect of the Jericho Business since incorporation.

4.30 Environmental Matters.

(a)
Jericho has not emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Hazardous Materials on, from, under or to any premises or area owned, leased or utilized by Jericho, or in connection with the operation of the Jericho Business, except in compliance with Applicable Laws.

(b)
There has been no exposure of any Person or property to Hazardous Materials generated by or in connection with the operation of the Jericho Business by Jericho that could reasonably be expected to form the basis for a claim for injuries, damages or compensation.

(c)	Jericho has not permitted any premises or area owned, leased or utilized by Jericho to be used for the disposal of any Hazardous Material.
4.31 Privacy Laws.

Jericho is in material compliance with all Applicable Laws in respect of: (a) the collection, use and storage by Jericho of Personal Information in the course of the Jericho Business; and (b) the disclosure or transfer to third parties by Jericho of Personal Information in the course of the Jericho Business.

4.32 Clients and Customers.

Jericho has no current customers or clients.

4.33 Books of Account.

The books and records of Jericho maintained in respect of the Jericho Business and the Purchased Equity accurately record all financial transactions in respect of the Jericho Business.

4.34 Brokers' Fees.

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission or payment in connection with the transactions contemplated by this Agreement and the Transaction Documents based on arrangements made by Jericho.

4.35 Material Facts Disclosed.

Neither this Agreement, the Transaction Documents, nor any Schedule or Exhibit attached hereto furnished to Buyer by Jericho contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Incorporation and Authority.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Nevada. Buyer has all requisite power and authority to own or lease and operate its properties and Assets and to carry on the provision of their services.

5.2 Power and Capacity.

(a)
Buyer has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)	Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.
(c)
This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.3 Conflicts; Consents.

The execution and delivery by Buyer of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents does not and will not:

(a)	violate any provision of the Organizational Documents of Buyer;
(b)
result in the creation of any Encumbrance upon the provision of any of Buyer's services, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which Buyer is a party;

(c)
result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or order applicable to Buyer and the provision of any of Buyer's services; and

(d)	contravene any Applicable Law.
5.4 Authorized Capital

The authorized capital of the Buyer consists of 100,000,000 Common Shares, of which the issued and outstanding share capital of Buyer consists only of 6,395,418 on a fully diluted basis and such issued shares have been validly issued as fully paid, non-assessable shares in accordance with the Buyer's Organizational Documents.  Upon the closing of a transaction (post merger), whereby the surviving entity acquires a business opportunity or asset unrelated to Buyer’s current concrete leveling business, Edward Barth shall cancel all of his shares of common stock, Suzanne Barth shall cancel all but 424,000 of her shares of common stock and Eugene Swearengin shall cancel all but 45,000 shares of his common stock.  The cancellation of the common stock shall include any options, warrants or other convertible securities held prior to the closing of the transaction and the execution of this Agreement.  Ms. Barth shall receive an 18 month non-dilution percentage with respect to the shares retained by her and her children, so that they will maintain a collective ownership percentage of 4.99%. The starting date for this non-dilution provision shall be the date that the shares of stock are surrendered by Ms.Barth.

5.5 Valid Issuance of Securities.

The Common Shares comprising the Purchase Price that are being issued to the Holders hereunder when issued and delivered in accordance with the terms hereof for consideration in accordance with the terms hereof will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer in the Organizational Documents, and applicable securities laws and regulations.

5.6 Tax Matters.

Buyer has timely filed all Tax Returns required under all Applicable Laws pertaining to Taxes and to which Buyer is subject. Buyer has timely paid all Taxes required by Applicable Laws to be paid, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete. No examination or audit of any Tax Return of Buyer is in progress.

5.7 Undisclosed Liabilities.

Buyer nor any of its subsidiaries has any material Liability (and to the knowledge of Buyer there is no basis for any present or future Proceeding against any of them giving rise to any material Liability), except for (a) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (b) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business.

5.8 Solvency.

Buyer is currently insolvent but will be rendered solvent by the transactions contemplated under this Agreement and the Transaction Documents. As used in this Section, "insolvent" means that the sum of the Liabilities of Buyer, as applicable, exceeds the present fair saleable value of Buyer's Assets. Immediately after giving effect to the consummation of the transactions contemplated under this Agreement and the Transaction Documents: (a) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Buyer will have Assets (calculated at fair market value) that exceed its Liabilities. The value of the Purchase Price is reasonably equivalent to the value of such portion of the Purchased Equity and Governing Membership Interest.

ARTICLE 6
EMPLOYMENT; NON-COMPETITION

6.1 Non-Competition.

(a)
Upon Closing of the transaction, Ronald Tassinari shall be appointed, and shall replace Edward Barth as President of Buyer (collectively, the “New Management”).  In addition, Rodolfo Prieto and Robert Gross shall be appointed as business advisors and/or consultants to the Buyer.  At such time is as agreed by the Parties, Eugene Swearengin, Suzanne Barth and Edward Barth shall resign from all officer and director positions.  Suzanne Barth, Edward Barth and Eugene Swearengin (collectively, the “Buyer Management”) covenants and agrees that they shall not, and shall cause his affiliates not to, directly or indirectly, in any manner whatsoever, without the prior written consent of the New Management, at any time from the date hereof until the later of: (i) the second anniversary date of the Agreement; and (ii) one year from the date that the Buyer Management cease to be officers and/or directors of Buyer (the "Non-Competition Period") carry on or be engaged in any business which competes with the Jericho Business within the United States (collectively, the "Territory") or:

(i)	be employed by, retained by, engaged by (whether as a consultant, agent or otherwise);
(ii)	have any financial or other interest (including an interest by way of royalty or other compensation arrangement) in; or
(iii)	lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by;

any Person engaged in or concerned with or interested in any business that competes with the Jericho Business within the Territory.

(b)	Buyer Management confirm that all restrictions in this Section 6.1 are reasonable and valid and waives all defenses to the strict enforcement thereof.
6.2 Acknowledgements.

Buyer Management, jointly and severally, acknowledges and agrees that:

(a)
this Article is an integral part of the Agreement under which he is receiving significant benefit and that New Management is relying on the acknowledgements given in this Article by the Buyer Management;

(b)
the covenants contained herein are intended to ensure that New Management receives the full benefit of the goodwill of Jericho and Buyer including, without limitation, Jericho's and Buyer’s relationships with its clients, Customers, service providers and suppliers;

(c)	breach of any provision of this Article may cause serious harm to New Management;
(d)
by imposing the restrictions described in Sections 6.1 and Error! Reference source not found., New Management is acting reasonably to protect its business interests in the area in which it operates to solidify its business relationships with its clients, Customers and employees;

(e)
that by imposing the restrictions described in Sections 6.1 and Error! Reference source not found., New Management is not imposing any terms or requirements that would, alone or in the aggregate, prevent Buyer Management from earning a livelihood following the departure from Buyer and/or Jericho, regardless of the reason for the departure; and

(f)
therefore, the restrictions described in Sections 6.1 and Error! Reference source not found. are reasonable and valid and a breach thereof will cause irreparable harm and Buyer Management waive all defenses to the strict enforcement thereof.

6.3 Enforcement.

(g)
Restrictions Reasonable. In addition to the acknowledgements of Buyer Management set out in Section 6.22, Buyer Management hereby acknowledges that the time, scope, geographic area and other provisions of this Article have been specifically negotiated by sophisticated commercial parties with independent legal advice and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by the Agreement, are given as an integral and essential part of the transactions contemplated by the Agreement and are necessary in order to protect New Management.

(h)
Invalidity of Duration or Scope. If any of the restrictions contained in this Article are determined by any court of competent jurisdiction to be invalid or unenforceable in any particular area or jurisdiction, or to be enforceable in such area or jurisdiction only if modified in duration or scope, the Parties hereto agree that:

(i)
this Article shall be automatically amended and modified in duration and/or scope, without any further action by any of the parties hereto, so as to provide the maximum duration and/or scope enforceable in accordance with Applicable Laws;

(ii)	the reviewing court is authorized and empowered to rewrite any such unenforceable provision in a manner which will result in such restriction being enforceable, and
(iii)	the terms and provisions of this Article shall remain in full force and effect, as originally written, in all other areas and jurisdictions.
(i)	Remedies. Upon breach by Buyer Management or any of their affiliates, of any provision of this Article:
(i)
New Management shall be entitled to injunctive relief, both preliminarily and permanently against Buyer Management and their affiliates, since the parties hereto acknowledge and agree that any other remedy would be inadequate and insufficient; and

(ii)	New Management shall be entitled to all such other available equitable and legal remedies.
ARTICLE 7
CLOSING DELIVERIES AND CONDITIONS

7.1 Closing Deliveries from the Sellers to Buyer.

On or prior to the Closing Time, the Sellers will duly execute, if applicable, and deliver to Buyer:

(a)
Consents and Orders. Evidence that each Seller has, at each Seller's expense and without cost or other adverse consequence to Buyer, sent all notices, made all filings and obtained all Consents and Orders required to be sent, made and obtained by each Seller in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder.

(b)
Delivery of Certificates. The Sellers shall have delivered to Buyer the share transfer powers for their respective uncertificated interests in the Purchased Equity Interest, duly endorsed in blank for transfer or accompanied by duly signed share transfers.

(c)	Delivery of Agreements. On or prior to the Closing Date, the following agreements shall have been delivered to Buyer, in form and substance satisfactory to Buyer:

(i)
copies of resolutions of each Seller's directors, managers, managing members or the Holders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder (the "Authorizing Resolutions");

(ii)
a certificate from the Chief Executive Officer (or equivalent) of each Seller certifying (A) the constating documents of the Corporation delivered at Closing are full, true and correct copies, unamended, and in effect on the date thereof; (B) the Authorizing Resolutions; and (C) the authorized capital of each Seller;

(iii)	the Disclosure Schedules;
(iv)
such other assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer, dated the Closing Date and duly executed by the Sellers;

(v)	any other assurances, agreement, documents and instruments as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement and the Transaction Documents.
(d)
Delivery of Books and Records. Within five (5) days after the Closing Date, each Seller shall have delivered to Buyer all books, records, lists of suppliers and Customers and other documents, files and data relating to the Sellers' Businesses, all of which shall become the property of Buyer.

7.2 Closing Deliveries from Buyer to the Sellers.

At the Closing, Buyer will duly execute, if applicable, and deliver to the Sellers:

(a)	a stock certificate or certificates evidencing the Purchase Price allocated as set out herein;
(b)
copies of resolutions of Buyers directors, , authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder; and

(c)	any other assurances, agreement, documents and instruments as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement and the Transaction Documents.
(d)	Document of resignation as president of CLEV, signed Edward A. Barth, as required by this Agreement.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by Jericho.

Subject to the limitations contained in this Agreement, Jericho agrees to indemnify and hold Buyer and its directors, officers, employees and representatives (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") harmless from and after the Closing Time against and in respect of any Losses resulting from:

(a)
any Loss of any Buyer Indemnified Party or the Jericho Businesses as a result of any breach of representation or warranty by Jericho contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)
any Loss of any Buyer Indemnified Party or the Sellers' Businesses as a result of any breach or any non-fulfilment of any covenant or agreement on the part of Jericho contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(c)	any Loss of any Buyer Indemnified Party or the Jericho Businesses relating to any matter in regards to the Purchased Equity or the Jericho Business that occurred on or prior to the Closing Time; and
(d)	all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.
8.2 Indemnification by Buyer.

Subject to the limitations contained in this Agreement, Buyer agrees to indemnify and hold each Seller and their directors, officers, employees and representatives (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") harmless from and after the Closing Time against and in respect of any Losses resulting from:

(a)
any Loss of any Seller Indemnified Party as a result of any breach of representation or warranty by Buyer contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)
any Loss of any Seller Indemnified Party as a result of any breach or any non-fulfilment of any covenant or agreement on the part of Buyer contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document; and

(c)	all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.
8.3 Notice of Claim.

If Buyer or Jericho wishes to make a Claim on their own behalf or on behalf of a Buyer Indemnified Party or Seller Indemnified Party, as applicable, such Party shall promptly give notice to the other of the Claim. In the case of a Claim by Buyer Indemnified Parties, such notice shall specify whether the Claim is a Direct Claim or a Third Party Claim. Notice of any Claim shall specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim, and any provisions of the Agreement, or of any Applicable Laws, relied upon; and
(b)	the amount of the Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.
8.4 Procedure for Indemnification.

(a)
Direct Claims. Following receipt of notice of a Direct Claim, either Jericho, the Holders or the Buyer, as applicable, (each an "Indemnifying Party") shall have 30 days to make such investigation of the Direct Claim as the Indemnifying Party considers necessary or desirable, as applicable. For the purpose of such investigation, either the applicable Buyer Indemnified Party or the applicable Seller Indemnified Party (each an "Indemnified Party") shall make available to the Indemnifying Party and its representatives the information relied upon by Indemnified Party to substantiate the Direct Claim. If Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any extension thereof agreed upon by the parties) as to the validity and amount of the Direct Claim, Indemnifying Party and Indemnified Party shall execute a settlement agreement and Indemnifying Party shall immediately pay to Indemnified Party the full agreed upon amount of the Direct Claim. If such parties do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and Indemnified Party agree that the dispute shall be submitted to the dispute resolution procedures under Section 10.4.

(b)	Third Party Claims.
(i)
With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of legal counsel, in which case legal counsel satisfactory to both the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

(ii)
If the Indemnifying Party, having elected to assume control as contemplated in Section 8.4(b)(i), thereafter fails to defend such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(iii)
In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any Liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(iv)
Except in the circumstances contemplated by Section 8.4(b)(ii), whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably delayed or withheld).

(v)
The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(vi)
The Parties shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself/herself informed about and be prepared to discuss the Third Party Claim with his or her counterpart and with legal counsel at all reasonable times.

(vii)
Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless the settlement includes a complete release of the Indemnified Party with respect to the Third Party Claim and does not include any admission of guilt or fault on the part of the Indemnified Party.

8.5 Subrogation.

In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to the terms of this Agreement, the Indemnifying Party shall, upon fulfillment of its obligations with respect to indemnification (including payment in full of all amounts due pursuant to its indemnification obligations) be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

8.6 Limitations on Indemnification.

Notwithstanding anything to the contrary herein notwithstanding:

(a)
Limitations on Jericho Liability for Indemnification. Jericho shall be required to indemnify any Buyer Indemnified Party for any Loss arising in respect of Claims for breaches or representations and warranties pursuant Section 8.1(a); provided, that, the aggregate indemnification Liability to be paid by Jericho under Section 8.1(a) shall be $2,000,000 (the "Jericho Cap"). Notwithstanding the foregoing, the Jericho Cap shall not apply to, or otherwise reduce or limit a Buyer Indemnified Party's recovery for:

(i)	any Losses resulting from or in connection with Claims made pursuant to Sections 8.1(b), (c), or (d);

(ii)
for a breach of the representations and warranties contained in Sections 4.1 (Incorporation and Authority), 4.2 (Power and Capacity), 4.3 (Conflicts; Consents), 4.5 (Right to Sell Purchased Equity), 4.7 (Consents and Approvals), 4.8 4.8 (Licenses, Permits, Orders and Authorizations), 4.11 (Tax Matters), 4.12 (Litigation), 4.24 (Intellectual Property) and 4.30 (Environmental Matters);

(iii)	for a breach of any of the Jericho IP Assignment Agreements;
(iv)	for a breach of Section 9.1 (Confidentiality); or
(v)	any Loss caused by fraud, gross negligence or willful misconduct of Jericho.
(b)
Limitations on Buyer's Liability for Indemnification. Buyer shall be required to indemnify any Seller Indemnified Party for any Loss arising in respect of Claims for breaches of representations and warranties pursuant to Section 8.2(a); provided, that, the aggregate indemnification Liability to be paid by Buyer under Section 8.2(a) shall be shall be $2,000,000 (the "Buyer Cap"). The Buyer Cap shall not apply to, or otherwise reduce or limit a Seller Indemnified Party's recovery for:

(i)	any Losses resulting from or in connection with Claims made pursuant to Section 8.2(b) or (c);
(ii)	any Loss for a breach of the representations and warranties contained in Sections 5.1 (Incorporation and Authority), (Power and Capacity) and (Conflicts; Consents);
(iii)	any Loss for a breach of Section 9.1(Confidentiality); and
(iv)	any Loss caused by fraud, gross negligence or willful misconduct of Buyer.
8.7 Exclusive Remedy.

Other than as expressly provided for in this Agreement, the indemnities provided for in this Agreement shall constitute the only remedies of the Parties in the event of any breach of a representation, warranty, covenant or agreement of a Party contained in this Agreement. The Parties may also exercise any remedies available for claims based on fraudulent acts or fraudulent misrepresentation and any equitable remedies. Each of the Parties expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against a Party.

8.8 Survival of Representations, Warranties and Covenants.

To the extent that they have not been fully performed at or prior to the Closing Time, the representations and warranties, covenants and agreements contained in this Agreement, in the Transaction Documents, and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall terminate at the expiration of 24 months following the Closing, except the representations and warranties contained in:

(a)
Sections 4.1 (Incorporation and Authority), 4.2 (Power and Capacity), 4.3 (Conflicts; Consents), 4.54.5 (Right to Sell Purchased Equity), 4.64.6 (Compliance with Laws), 4.74.7 (Consents and Approvals), 4.8.8 (Licenses, Permits, Orders and Authorizations), 4.12 (Litigation), 4.24 (Intellectual Property) and 4.30 (Environmental Matters);

(b)	Sections (Incorporation and Authority), (Power and Capacity), (Conflicts; Consents),5.4 (Authorization of Capital) (Valid Issue of Securities);
(c)
the representations and warranties contained in Section 4.114.11 (Tax Matters) and  in respect of any Taxes arising in or in respect of a period shall terminate on the date which is the day after the relevant Governmental Authority is no longer entitled to assess or reassess Liability for Taxes (other than interest on any Tax owing) against either Seller, as the case may be, for that period, having regard, without limitation, to any waivers given by any Seller in respect of such period, except to the extent that any misrepresentation has been made or any fraud has been committed by any Seller in filing a Tax Return or in supplying information for the purposes of any Applicable Law imposing Tax on any Seller.

The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.88.8 shall be the "Survival Period" with respect to such representation, warranty, claim or agreement. So long as a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, gives notice of a Claim on or before the expiration of the applicable Survival Period, a Buyer Indemnified Party shall be entitled to pursue its rights to indemnification under Sections 8.1 of the Agreement and a Seller Indemnified Party shall be entitled to pursue its rights to indemnification under Section 8.2of the Agreement. In the event notice of any Claim under Sections 8.1, Error! Reference source not found. and 8.2 the Agreement shall have been given within the applicable Survival Period and such Claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such Claim shall survive the end of the Survival Period of such representations, warranties, covenants and agreements until such Claim is finally resolved, but such representations, warranties, covenants and agreements shall only survive with respect to such asserted Claim. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

ARTICLE 9
CONFIDENTIALITY

9.1 Confidentiality.

The Parties shall treat the terms of this Agreement and all information provided under or in connection with this Agreement (collectively, "Confidential Information") as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with this Agreement, the Sellers' Businesses or any other agreements or instruments in any way related to this Agreement without the prior written consent of the other parties to this Agreement, provided that in the case of disclosure by Buyer, it shall only need to seek the consent of the Sellers in respect of such disclosure, and consent is not required for disclosure to:

(a)
an affiliate of a Party, directors, officers, shareholders or employees of a Party or an affiliate to a Party, as long as they in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(b)
accountants, professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in turn, are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(c)
any government, agency or regulatory authority having jurisdiction over a Party, to the extent legally required, and then only after, to the extent permitted by law, informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

(d)
any Person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange and then only subject to prior consultation with the other Parties;

(e)
in the case of Buyer, any intended assignee of the rights and interests of a Party or to a Person intending to acquire an interest in a Party (or acquiring Buyer or an affiliate of Buyer) as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favor of the other parties on terms substantially restrictive as those set out in this Section 9.1; or

(f)	the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Section 9.1.
ARTICLE 10
MISCELLANEOUS

10.1 Expenses.

Each party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

10.2 Notices.

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by sending same by  certified mail, email or by delivery by hand, addressed to the Party to which the notice is to be given at the applicable address noted below. Any such notice, consent, waiver, direction or other communication, if sent by certified mail or email, shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, the next succeeding Business Day) unless actually received after 4:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been received on the next succeeding Business Day; or, if delivered by hand, shall be deemed to have been received on the day on which it is delivered (if a Business Day, if not, the next succeeding Business Day). Notice of change of address shall also be governed by this Section. In the event of general discontinuance of postal service due to strike, lock-out or otherwise, notices, consents, waivers, directions or other communications shall be given by facsimile or email or by delivery by hand and shall be deemed to have been received in accordance with this Section.

(a)	If to Buyer, addressed to:
Concrete Leveling Services, Inc.
Attn: Edward A.  Barth
5046 E. Boulevard, NW
Canton, OH 44718
Telephone: (330) 966-8120
Email: ebarth@neo.rr.com
With a copy (which shall not constitute notice):

Ronald O. Kaffen
7577 Bear Swamp Rd.
Wadsworth, OH  44281
Telephone: 330-607-4117
Email: rkaffen@gmail.com

(b)	If to Jericho, addressed to:
Jericho Associates, Inc.
Attn: Ronald Tassinari
____________________________
____________________________
Telephone: ___________________
Email: _______________________

with a copy to (which shall not constitute notice):

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720) 226-7511
Facsimile: (720) 528-7765
E-mail: kbart@kennethbartesq.com

(c)	If to the Holders, as set out in Exhibit A of this Agreement.
10.3 Press Releases and Public Announcements.

No Party shall issue or otherwise disseminate any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer shall be permitted to issue any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby, without the consent of any other Party if such release is required by a Governmental Authority, a recognized securities exchange on which its securities are or may be listed or any Applicable Law. All subsequent press releases upon the Closing will be mutually-agreed upon by Buyer and the Sellers.

10.4     Arbitration.

(a)
Except for a breach of Article 6, all disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a "Dispute") shall be resolved in accordance with the terms of this Agreement.

(b)
Any Dispute that Buyer, or Jericho are unable to amicably resolve or settle between themselves through negotiations between senior executives of the relevant Party within fifteen (15) Business Days (or such longer period as the applicable parties may agree to in writing) of a party being provided notice of such Dispute or difference in accordance with Section 10.2 of this Agreement (the "Consultation Period") shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be settled in accordance with the terms of this Agreement (the "Arbitrator").

(c)
The arbitration shall be determined by three arbitrators, with each of Buyer and Seller selecting one arbitrator, and such arbitrators selecting a third arbitrator.  The Arbitrators shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). All proceedings shall be governed by the Rules of the American Arbitration Association and the U.S. Rules of Civil Procedure to the extent that such rules do not conflict with the terms of this Section 10.4.  If a deadlock occurs due to the lack of good faith on the part of either Party, the Parties must enter into arbitration governed by the American Arbitration Association.

(d)
The arbitration shall be seated in the City of Canton, Ohio and the arbitration agreement set forth in this Agreement shall be governed by and construed in accordance with the laws of Nevada. The language of the arbitration shall be English.

(e)
It is specifically acknowledged and agreed that any Dispute that cannot be resolved between the disputing Parties prior the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question.

(f)
The Arbitrator shall have jurisdiction: (i) to apply all applicable statutes, regulations, common law and equity; and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators' fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions.

(g)
The award of the Arbitrator shall be reduced to writing and be final and binding on the disputing Parties. Any monetary award shall be made and payable, free of any taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator.

(h)
Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement.

(i)
The Party against whom judgment is rendered shall bear all legal fees of the disputing Parties and all other costs incurred in connection with an arbitration proceeding, including the expenses of the Arbitrator.

(j)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the disputing parties to respect the Arbitrator's orders to that effect.

(k)
Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a dispute or disagreement.

(l)
Except where reasonably prevented by the nature of the Dispute, Buyer, and Jericho shall continue to perform their respective duties, obligations and responsibilities under this Agreement and the Transaction Documents while the Dispute is being resolved in accordance with this Section 10.4, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

(m)
All dispute resolution and arbitration proceedings (including all related information, communications, documents, materials, and evidence) shall be strictly confidential, and each party shall have a fiduciary obligation to the other parties to protect, preserve and maintain the integrity of such confidentiality.

10.5 Assignments, Successors and No Third-Party Rights.

The Sellers and Holders shall not assign any of their rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may assign any of its rights, but not their obligations, under this Agreement without the consent of the Sellers or Holders to an affiliate of Buyer or to a purchaser of all of the Assets or outstanding securities of Buyer. If Buyer shall experience a change of control, or if it shall sell to a purchaser substantially all of its Assets or greater than fifty-percent (50%) of its equity, such purchaser shall consent to all terms in this Agreement, specifically the issuance of the shares representing the Purchase Price. Subject to the preceding three sentences, this Agreement will apply to, be binding in all respects upon and enure to the benefit of the successors and permitted assigns of the Parties. Except as expressly set forth in this Agreement, no Person other than the Parties hereto has any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.6 Enurement.

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

10.7 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.

10.8 Independent Legal Advice.

Each of the Parties acknowledges that they: (a) have been advised by the other Parties to seek independent legal advice; (b) have sought such independent legal advice or deliberately decided not to do so; (c) understand their rights and obligations under this Agreement; and (d) are executing this Agreement voluntarily.

[Remainder of Page Intentionally Left Blank]

The duly authorized representatives of each party executed this Purchase Agreement on the date set out in the preamble.

CONCRETE LEVELING SYSTEMS, INC.

Per:
Name: Title:

JERICHO ASSOCIATES, INC.

Per:
Name: Title:

Ronald J. Tassinari

Signed:

Robert Tassinari

Signed:

Rudy Prieto

Signed:

RT Two, LLC

Signed:
By:
Title:

RSD FAM LLC

Signed:
By:
Title:

EXHIBIT A

ADDRESSES OF JERICHO SHAREHOLDERS